Exhibit 10.39

ORANGE 21 INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered effective October 12, 2006, by and between Orange 21 Inc., a Delaware corporation (“Employer”), and Jerry Collazo (“Employee”), with respect to the following facts:

A. Whereas, Employee has agreed to serve as Chief Financial Officer of Employer;

B. Whereas, Employer is a Delaware corporation engaged in the business of the design, manufacture, sale, and distribution of sunglasses and related products bearing Employer’s trade name; and

C. Whereas, Employer wishes to secure and Employee wishes to provide ongoing services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Employment. Employer hereby agrees to employ Employee as its Chief Financial Officer, and Employee hereby agrees to be employed by Employer in such capacity, subject to the terms and conditions in this Agreement.

2. At Will Employment. The parties acknowledge and agree that: (a) Employee’s employment is not for a specified term and may be terminated by Employer or Employee at any time with or without cause; (b) this provision is intended to be the complete and final expression of the parties’ understanding regarding the terms and conditions under which Employee’s employment may be terminated; (c) no representation contrary to this provision is valid; and (d) this provision may not be augmented, contradicted, or modified in any way, except by a writing signed by Employee and by Employer’s Chief Executive Officer. Nothing in this Agreement is intended to or shall be construed to contradict, modify or alter this at-will relationship.

3. Compensation. Employer shall pay Employee the following forms of compensation:

a. Base Salary. Employee shall be paid a gross annual salary of $250,000 (“Base Salary”), payable on a pro-rated basis according to Employer’s payroll schedule and subject to applicable withholdings and other payroll deductions. The Base Salary is subject to adjustment at the end of each calendar year by the Board of Directors of Employer (the “Board”) in its sole and absolute discretion.

b. Commissions, Profit Sharing and Bonuses. Each year, in the sole and absolute discretion of the Board, Employee may be entitled to participate in commission programs, profit sharing programs and bonus programs. The terms and conditions of any such programs will be established by the Board each year and Employee will be notified of such terms and conditions for such year. For 2006, the terms and conditions of such programs as such programs apply to Employee are outlined on Exhibit A, attached hereto.

e. Stock Options; Restricted Stock.

(i) Pursuant to the terms and conditions of a Notice of Stock Option Grant and Stock Option Agreement and Employer’s 2004 Stock Incentive Plan, Employee shall be granted an option to purchase up to 20,000 shares of Employer’s common stock. Beginning in 2007, from time to time, in the sole and absolute discretion of the Board, Employee may be granted additional options to purchase shares of common stock of Employer on terms and conditions established by the Board.

(ii) Pursuant to the terms and conditions of a Notice of Restricted Share Award and Restricted Share Agreement and Employer’s 2004 Stock Incentive Plan, Employee shall be granted 20,000 restricted shares of Employer’s common stock.

d. Car; Phone. During the term of this Agreement, Employee shall be entitled to a monthly car allowance of $500.00. In addition, Employer shall either provide or pay the cost of a mobile telephone for Employee’s use in connection with the performance of his duties under this Agreement.

4. Duties. Employee will expend his best efforts on behalf of Employer and will abide by all applicable federal, state and local laws, regulations or ordinances. As an employee of the Company, Employee agrees: (a) to devote Employee’s utmost knowledge and best skill to the performance of Employee’s duties under this Agreement; (b) to devote Employee’s full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (c) not to engage in any other gainful occupation, business, or activity that requires Employee’s personal attention or creates a conflict of interest with Employee’s responsibilities under this Agreement without the prior approval of the Board of Directors. Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not interfere with his performance of his duties and responsibilities and do not violate Section 11 of this Agreement, to serve on civic or charitable boards or committees and serve on the boards of other companies.

5. Personnel Policies and Procedures. Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of Employer. To the extent any provisions in Employer’s personnel policies and procedures differ from the terms of this Agreement, the terms of this Agreement shall control.

6. Expenses. Employee is authorized to incur ordinary and necessary expenses in connection with the performance of his duties that are consistent with the policies of Employer as outlined in Employer’s Travel and Expense Guidelines, which may from time to time be modified or amended by Employer’s Chief Executive Officer. Employer will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures with supporting documentation. Employee agrees to submit expense reimbursement requests within thirty (30) days after he incurs such expenses.

7. Insurance. Employee shall be entitled to participate in any insurance or other employee benefit program maintained by Employer for the benefit of similarly situated employees, subject to the terms and conditions of Employer’s benefit program documents.

8. Vacation. Employee shall be entitled to three (3) weeks of vacation in each calendar year. Vacation shall be earned on a monthly basis at a rate calculated by dividing the number of days of vacation per year by twelve (12). For example – if the Employee is entitled to 15 days of vacation per year, the Employee will accrue 1.25 days of vacation for each month worked during the year. Vacation not taken during the applicable fiscal year shall be carried over to the following fiscal year, for a maximum vacation accrual of six (6) weeks vacation time. Vacation shall be taken at times consistent with the reasonable needs of the business of Employer. Accrued but unused vacation days shall be paid in a cash lump sum upon Employee’s Termination Date, as defined in Section 9 below.

9. Termination. Employee’s employment may be terminated upon occurrence of one of the following events:

a. By Death. This Agreement shall automatically terminate upon Employee’s death.

b. By Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties hereto.

c. Disability. If Employee is prevented from fully performing the essential functions of Employee’s duties under this Agreement because of any illness or physical or mental disability, with or without reasonable accommodation, for a period or periods of more than ninety (90) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12)-month period, Employer may terminate Employee’s employment in its sole discretion in accordance with state and federal law.

d. By Employer For Cause. This Agreement may be terminated by Employer at any time for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Chief Executive Officer in his sole discretion:

(i)	Commission of a felony or any lesser crime or offense involving fraud, embezzlement, dishonesty, breach of trust, or breach of fiduciary duty; or

(ii)	Conduct that has caused demonstrable and serious injury to Employer or any of its affiliates, monetary or otherwise; or

(iii)	The order of a regulatory agency that Employee be removed from any office, authority, or employment with Employer; or

(iv)	Willful misconduct, refusal to perform, or substantial disregard of duties properly assigned to Employee by Employer; or

(v)	Breach of duty of loyalty to Employer or any of its affiliates or other act of fraud or dishonesty with respect to Employer or any of its affiliates; or

(vi)	Breach by Employee of the terms of any agreement between or among Employee and Employer; or

(vii)	Employee’s violation of any policy of Employer

“Termination Date” shall mean the date Employee’s employment relationship with Employer terminates. This Agreement terminates effective the Termination Date.

e. By Employer Without Cause. Employer may, at any time, terminate Employee’s employment without Cause and for reasons not specified above.

10. Effect of Termination. Upon termination of the employment relationship, all rights of Employee under this Agreement shall cease (but not obligations) and Employee shall cease to be an employee of Employer. Employee shall have no right to receive any payments or benefits hereunder except for the following, where applicable:

a. Employee’s Base Salary payable pursuant to Section 3(a) hereof up to the Termination Date, including any accrued and unused vacation;

b. Any commissions, profit sharing or bonuses, in accordance with the terms established by the Board from time to time, as provided by Section 3(b) above (provided that any such commissions, profit sharing or bonuses shall, where applicable and to the extent earned in accordance with the criteria established by the Board, be pro-rated through the Termination Date).

c. Reimbursement of expenses incurred in accordance with Section 6 hereof prior to the Termination Date to the extent not previously reimbursed by Employer; and

d. If Employee is terminated pursuant to Section 9(e), a severance payment in the amount established by the Board from time to time for such Employee (it be understood and acknowledged that the severance payment for the year 2006 shall be set forth on Exhibit A, attached hereto, and that the Board shall not reduce such amounts for future years of service). Employee acknowledges and agrees that his receipt of the severance payment shall be conditioned upon Employee executing and delivering a separation and release agreement in a form acceptable to Employer.

11. Non-Competition; Nondisclosure of Proprietary Information.

a. Non-Competition. During Employee’s employment by Employer, Employee shall not, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, investor, or other participant) in any “Competitive Business” (as hereinafter defined) in the United States, without regard to: (i) whether the Competitive Business has its office or other business facilities within the United States; (ii) whether any of the activities of Employee occur or are performed within the United States; or (iii) whether Employee resides in, or reports to an office within, the United States. For purposes of this Section 11, “Competitive Business” shall mean the business of design, manufacture, sale, and distribution of sunglasses, motocross or snow goggles, and related products and accessories, and any other business in which Employer becomes engaged during the term of Employee’s employment with Employer.

b. Nondisclosure. During the period that Employee is employed by Employer, and for an infinite period thereafter, Employee shall not disclose, directly or indirectly, any confidential or proprietary information regarding any aspect of Employer, including any information relating to its finances, business, operations, products, procedures, business practices, marketing plans, trademarks, customer lists, and pricing information, that is not public knowledge (“Proprietary Information”), to any third parties or to other employees of Employer except Employees who have a demonstrable need to know the Proprietary Information for purpose of advancing the business of Employer. Employee also agrees that he shall not use any Proprietary Information in his possession for any purpose other than as required to fulfill his responsibilities as a employee of Employer. Employee shall promptly notify Employer of any Proprietary Information prematurely or improperly disclosed. Proprietary Information includes not only information belonging to Employer that existed before the date of this Agreement, but also information developed by Employee for Employer or its employees during the term of this Agreement and thereafter.

c. Return of Proprietary Information and Employer’s Property. Employee will not remove any Proprietary Information from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, unless permitted in writing by the Chief Executive Officer as necessary for the performance of Employee’s obligations under this Agreement. Immediately upon Employer’s request, or Employee’s Termination Date, Employee shall return any documents or other written materials that contain Proprietary Information, and any property that belongs to Employer, including copies of any computer programs or data owned by Employer.

d. Remedies. The parties to this Agreement hereby agree that: (i) if Employee breaches this Section 11, the damage to Employer will be substantial, although difficult to ascertain, and money damages will not afford Employer an adequate remedy, and (ii) if Employee is in breach of this Section 11, or threatens a breach of this Section 11, Employer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this this Section 11.

12. Developed Information.

a. Disclosure and Assignment of Developed Information. During Employee’s employment with Employer, Employee will, without additional compensation, promptly disclose and, to the full extent allowed by law and subject to creation of such property, assign to Employer, all rights to which Employee may be entitled with respect to patents, trade secrets, copyrights, mask works, trademarks, inventions, discoveries, designs, formulae, processes, methods, manufacturing techniques, improvements, ideas, copyrightable works, and other intellectual property: (a) which relate to Employer’s past, present or demonstrated or reasonably foreseeable future business or research, whether or not developed during normal working hours; or (b) which are developed with the use or aid of any Employer equipment, supplies or facilities; or (c) which use or are based on or developed from any proprietary or confidential information of Employer, or of a third party, access to which Employee obtains through Employer or in the course of his duties at Employer; or (d) which result from any work, service, or duty Employee performs for Employer, and Employee agrees to waive any pre-emptive or other rights that he may have in such property. At all times, both during and after his employment with Employer, Employee will do whatever is reasonably requested by Employer, at Employer’s expense, to assist Employer or its designee in obtaining and enforcing its rights throughout the world with respect to the assignments which Employee has made or is obligated to make to Employer or its designee under this Agreement. Employee is not obligated to assign to Employer or its designee any rights in inventions which Employee develops entirely on his own time without using Employer’s equipment, supplies, facilities, or trade secrets, except for inventions: (i) which relate at the time of conception or reduction to practice to Employer’s business, or actual or demonstrably anticipated research or development, or (ii) which result from any work performed by Employee for Employer. In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from Employee’s work under this Agreement shall be “works for hire” as defined in federal copyright law.

b. Preexisting Developments. Employee must notify management of any and all inventions, discoveries, developments, improvements, and trade secrets which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to employment with Employer or during his employment but which does not fall within the assignable developments described in Section 12(a) and which Employee desires to remove from the operation of this Agreement. If Employee does not so notify management, Employee represents that he has made no inventions, improvements, or developments at the time of signing this Agreement that are to be removed from the operation of this Agreement. If Employee fails to make any required disclosure or breaches any term of Section 12(a), Employee agrees that any applicable limitations periods shall be tolled and shall not run as to any claim, right, or cause of action Employer may have relating to such disclosure or breach that would have been discovered had the required disclosure been made, until such time as Employer obtains actual knowledge of the facts giving rise to its claim.

c. Assignment of Developed Information. Employee agrees that all Developed Information shall be the sole property of, and assigned to, Employer and its assigns and Employee agrees, including following the date of termination of this Agreement, to execute any and all documents reasonably requested by Employer to effect the foregoing.

d. Preexisting Developments. Employee must notify management of any and all inventions, discoveries, developments, improvements, and trade secrets which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to employment with the Company that Employee desires to remove from the operation of this Agreement. If Employee does not so notify management, Employee represents that he has made no inventions, improvements or developments at the time of signing this Agreement that are to be removed from the operation of this Agreement. This Agreement does not apply to an invention that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. Employee acknowledges that he has reviewed the notification in Exhibit B and agrees that his signature acknowledges receipt of the notification.

13. Solicitation of Employees Prohibited. Employee will be called upon to work closely with employees of Employer in performing services under this Agreement. All information about such employees that becomes known to Employee during the course of his employment with Employer, and that is not otherwise known to the public, including compensation or commission structure, is confidential and shall not be used by Employee in soliciting employees of Employer at any time during or after termination of his employment with Employer. During Employee’s employment and for two (2) years following the termination of Employee’s employment, Employee shall not directly or indirectly ask, solicit, or encourage any employee(s) of Employer to leave their employment with Employer. Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

14. Representation Concerning Prior Agreements. Employee warrants that he is not bound by any non-competition and/or non-solicitation or other agreement that would preclude, limit, or in any manner affect his employment with Employer. Employee further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including, but not limited to, misappropriating any proprietary information acquired from a prior employer. Employee agrees that he will indemnify and hold Employer harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

15. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials, and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received: (a) upon delivery, if delivered in person or by facsimile or e-mail transmission with receipt acknowledged; or (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service; or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to Employee’s residence address (or such other address as Employee may specify in a written notice to Employer), or to Employer’s principal office.

16. Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

Employee agrees that his obligations under Sections 11, 12 and 13 of this Agreement shall survive the termination of this Agreement.

17. Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements with Employer or any officer or agent thereof. Employee understands that no representative of Employer has been authorized to enter into any agreement or commitment with Employee that is inconsistent in any way with the terms of this Agreement.

18. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by Employee and Employer’s Chief Executive Officer.

19. Severability. Each term, condition, covenant, or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

20. Waiver. A waiver by either party of a breach of any provision(s) of this Agreement shall not constitute a general waiver or prejudice the other party’s right to demand strict compliance with that provision or any other provisions in this Agreement.

21. Indemnification. Employer agrees to provide Employee with a defense and indemnification in accordance with the provisions of the California Labor Code against any third party claims related to or arising out of Employee’s employment with or positions held for Employer; provided, however, that Employer shall not be liable, and shall not provide a defense or indemnification for any claim wherein the Employee has not satisfied Employer’s standards of conduct.

22. Arbitration.

a. Agreement to Arbitrate. To the fullest extent permitted by law, Employee and Employer agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Employer and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, intellectual property claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Employer” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Employer. By executing this Agreement, Employee and the Employer are both waiving the right to a jury trial with respect to any such disputes.

b. Consideration. The mutual promise by Employer and Employee to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

c. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. All issues of arbitrability shall be governed by the Federal Arbitration Act.

d. Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”) (available on-line at www.adr.org) or JAMS (available on-line at www.jamsadr.com). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. Any final judgment rendered by the arbitrator may only be appealed on the grounds of improper bias or improper conduct of the arbitrator.

e. Costs of Arbitration. Employer shall bear the costs of the arbitration filing and hearing fees and the fees of the arbitrator.

23. Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

24. Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Employer, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and has had it reviewed by legal counsel, if desired, and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

24. Employee Acknowledgment. Employee acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Employee further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

25. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego,

California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Orange 21 Inc.		Employee:

By	/s/ Barry Buchholtz	/s/ Jerry Collazo
	Barry Buchholtz	Name:	Jerry Collazo
	Chief Executive Officer	Address:

EXHIBIT A

TERMS OF (1) COMMISSION PROGRAM, (2) PROFIT SHARING, (3) BONUS

PROGRAM, (4) STOCK OPTION AND (5) SEVERANCE PROGRAM APPLICABLE

FOR FISCAL YEAR 2006

(AS APPLICABLE)

(note: to be completed, if applicable, or marked “not applicable” otherwise)

COMMISSION PROGRAM:	not applicable

PROFIT SHARING:	not applicable

BONUS PROGRAM:	(i) up to 20% of annual compensation based on achieving Employer’s financial goals; and (ii) up to 20% of annual compensation based on achieving the MBOs listed below. MBO’s

STOCK OPTIONS:	not applicable

SEVERANCE PROGRAM:	$125,000

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

ORANGE 21 INC.		By:	/s/Jerry Collazo

By:	/s/ Barry Buchholtz	Jerry Collazo
Title	Chief Executive Officer	(Printed Name of Employee)

Date: October 12, 2006		Date: October 12, 2006